Exhibit 5.1
[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

November 17, 2015
BankUnited, Inc.
14817 Oak Lane
Miami Lakes, FL 33016
Re:    BankUnited, Inc.
4.875% Senior Notes due 2025
Ladies and Gentlemen:
We have acted as special counsel to BankUnited, Inc., a Delaware corporation (the “Company”), in connection with the public offering of $400,000,000 aggregate principal amount of the Company’s 4.875% Senior Notes due 2025 (the “Notes”), issuable under the Indenture, dated as of November 17, 2015 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of November 17, 2015 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). On November 12, 2015, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”), with J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Notes.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In rendering the opinion stated herein, we have examined and relied upon the following:
(a)the registration statement on Form S-3ASR (File No. 333-207619) of the Company relating to debt securities and other securities of the Company filed on October 26, 2015 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

BankUnited, Inc.
November 17, 2015

(b)an executed copy of the Underwriting Agreement;
(c)the global certificate evidencing the Notes registered in the name of Cede & Co. (the “Note Certificate”) as executed by the Company and authenticated by the Trustee;
(d)an executed copy of the Base Indenture;
(e)an executed copy of the Supplemental Indenture;
(f)an executed copy of a certificate of Susan W. Greenfield, Senior Vice President and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(g)a copy of the Company’s Amended and Restated By-laws, in effect as of the date hereof, and certified pursuant to the Secretary’s Certificate;
(h)a copy of the Company’s Amended and Restated Certificate of Incorporation, in effect as of the date hereof, certified by the Secretary of State of the State of Delaware, and certified pursuant to the Secretary’s Certificate; and
(i)a copy of certain resolutions of the Board of Directors, adopted on October 26, 2015, and certain resolutions of the Pricing Committee thereof, adopted on November 12, 2015, certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.
In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Agreements, (ii) the General Corporation Law of the State of Delaware (the “DGCL”), and (iii) to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or

BankUnited, Inc.
November 17, 2015

registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion as to the effect of any non-Opined on Law on the opinion stated herein. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.
As used herein, “Transaction Agreements” means the Underwriting Agreement, the Indenture and the Note Certificate.
Based upon the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that the Note Certificate has been duly authorized and executed by the Company, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificate will constitute a valid and binding obligation of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with its terms.
The opinion stated herein is subject to the following qualifications:
(a)    the opinion stated herein is limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors' rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);
(b)    we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;
(c)    except as to the Company to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;
(d)    we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations;

BankUnited, Inc.
November 17, 2015

(e)    we do not express any opinion with respect to the enforceability of any provision of any Transaction Agreement to the extent that such section purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts;
(f)    we call to your attention that irrespective of the agreement of the parties to any Transaction Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Agreement; and
(g)     to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality.
In addition, in rendering the foregoing opinion we have assumed that:

(a)    neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder or the consummation by the Company of the transactions contemplated thereby, including the issuance and sale of the Notes: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined on Law); and

(b)    neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder or the consummation by the Company of the transactions contemplated thereby, including the issuance and sale of the Notes, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm

BankUnited, Inc.
November 17, 2015

under the heading “Legal Matters” in the in the prospectus supplement dated November 12, 2015 and filed with the Commission. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DSY